Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PLAINFIELD DIRECT INC.

FIRST: The name of the corporation is Plainfield Direct Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred and fifty million (550,000,000), consisting of five hundred million (500,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”) and fifty million (50,000,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the “Preferred Stock”).

B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof;

provided, however, that any of the foregoing provisions shall be consistent with the requirements of the Investment Company Act of 1940 (the “1940 Act”) to the extent applicable thereto. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

C. Subject to the rights of the holders of any series of Preferred Stock, on or after June 15, 2007, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the board of directors or by a majority of the Whole Board of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III. The directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders, the directors first elected, assigned or appointed to Class II shall serve for a term ending on the

Corporation’s second annual meeting of stockholders and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C. Advance notice of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

SEVENTH: The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

TENTH: The Corporation shall comply with the procedures set forth in this Article TENTH only to the fullest extent permitted by law and, unless otherwise required by law, the corporation shall not make a distribution in kind of any securities to any holder of the shares of the Corporation in connection with a liquidation, if such distribution would in the reasonable judgment of such holder cause such holder to be in violation of any law applicable to such holder (an “ERISA Shareholder”); provided, that, the ERISA Shareholder shall notify the Corporation to such effect not less than five days prior to such distribution. In the event an ERISA Shareholder notifies the Corporation as provided in the immediately preceding sentence, the Corporation shall use its reasonable best efforts to cause the securities or other assets otherwise distributable to the ERISA Shareholder (the “Subject Securities”) to be sold to a third party, who may be another holder of shares in the Corporation, for the best consideration available under the circumstances, as determined by the board of directors in its reasonable discretion, and, upon consummation of any such sale, the cash proceeds from such sale shall be distributed to the ERISA Shareholder. In the event that, as determined by the board of directors in its reasonable discretion, such a sale cannot be consummated for the best consideration available under the circumstances and within a reasonable period of time following the time of the proposed distribution (in no case to exceed two years), the obligation of the Corporation to the ERISA Shareholder with respect to the Subject Securities shall be extinguished by establishing, with an escrow agent designated by the ERISA Shareholder, an escrow account for the benefit of the ERISA Shareholder into which the Subject Securities shall be deposited, the terms of which shall provide that such account shall be liquidated at such time as a sale can be accomplished on the terms set forth above; provided, that, from and after the time of such deposit, such Subject Securities shall be deemed for all purposes of this Certificate of Incorporation to have been distributed to the ERISA Shareholder and any income arising from the Subject Securities shall be deposited in such account for the benefit of the ERISA Shareholder.

ELEVENTH: The conversion of the Corporation from a business development company to an open-end investment company, each as defined under the 1940 Act, the liquidation and dissolution of the Corporation, the merger or consolidation of the Corporation with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain provisions which are determined by the board of directors to be substantially similar to Section B of

Article FOURTH, Sections C and D of Article FIFTH, Article SIXTH, Article SEVENTH and Article ELEVENTH of this Certificate of Incorporation or the amendment of any of such provisions shall require the approval of (i) the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For purposes of this ARTICLE ELEVENTH, a “continuing director” is a director who (i)(A) has been a director of the Corporation for at least twelve months and (B) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation or (ii)(A) is a successor to a continuing director, (B) who was appointed to the Board of Directors or whose nomination was approved by at least a majority of the continuing directors and (C) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation.

TWELFTH: The incorporator is Plainfield Capital LLC, whose mailing address is 55 Railroad Avenue, Plaza Level, Greenwich CT 06830.

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I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 1st day of May, 2007.

PLAINFIELD CAPITAL LLC

By:	/s/ Thomas X. Fritsch
Name:	Thomas X. Fritsch
Title:	Authorized Person